J.P. Morgan Money Market Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.
2e. To approve the amendment of the fund's investment restriction relating to underwriting.
2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the fund's investment restriction relating to commodities.
2h. To approve the amendment of the fund's investment restriction relating to lending.
2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.
4.  To approve a new investment advisory agreement of the fund.
5.  To amend the Declaration of Trust to provide dollar-based voting rights.
6.  To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

    Directors/Matter                              Votes for        Votes against        Abstentions
1.    Frederick S. Addy                         2,692,335,831         18,884,648           --
     William G. Burns                           2,692,395,937         18,824,542           --
     Arthur C. Eschenlauer                      2,691,798,990         19,421,489           --
     Matthew Healey                             2,692,393,425         18,827,054           --
     Michael P. Mallardi                        2,692,488,290         18,732,189           --
Amending of Investment Restrictions:
a.  Relating to diversification of assets         191,306,903            949,515     3,047,755
b.  Relating to concentration of assets           191,169,208          1,050,353     3,084,612
c.  Relating to issuance of senior securities     191,230,637            949,515     3,124,021
d.  Relating to borrowing                         189,673,344          2,500,664     3,130,165
e.  Relating to underwriting                      190,128,382          2,121,893     3,053,898
f.  Relating to investment in real estate         190,938,575          1,316,000     3,049,598
g.  Relating to commodities                       190,851,865          1,404,553     3,047,755
h.  Relating to lending                           191,224,493          1,025,782     3,053,898
i.  Reclassification of other restrictions as
    nonfundamental                                190,882,579          1,291,429     3,130,165
3.  Reclassification of investment objectives     189,724,503          1,319,686     4,259,984
4.  Investment advisory agreement                 191,460,421            506,333     3,337,419
5.  Dollar-based voting rights                  2,645,059,081         16,807,551    47,376,755
6.  Independent accountants,
    PricewaterhouseCoopers LLP                  2,682,031,391          4,303,418    24,885,671